Neah Power Systems - Board Compensation	pg 1 of 2

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Role of Directors: The business and affairs of the Company are managed by or under the direction of the Board, acting on behalf of the stockholders. The Board has delegated to the officers of the Company the authority and responsibility for managing the Company's everyday affairs. The Board has an oversight role and is not expected to perform or duplicate the tasks of the Chief Executive Officer or senior management.

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Attendance at Meetings: Each member of the Board is expected to make reasonable efforts to attend regularly scheduled meetings of the Board and to participate in telephone conference meetings or other special meetings of the Board. In the event that Directors are unable to make at least 75% of those regular or special meetings (together with the meetings of committees on which such Director serves), the Company will be required to disclose that fact in its annual proxy statement. In addition, attendance and participation at meetings is an important component of the Directors' duties and compensation, as such, attendance rates will be taken into account by the Compensation Committee in connection with calculation of individual compensation.

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Attendance at Annual Meeting of Stockholders: The Board's policy is that all directors and all nominees for election as directors attend the Company's Annual Meeting of Stockholders in person, unless doing so is impracticable due to unavoidable conflicts.  Travel related costs will be paid to directors.

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Time Commitment; Advance Distribution and Review of Materials: Directors are expected to spend the time needed and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Senior management is responsible for distributing information and data that are important to the Board's understanding of the business to be conducted at a Board or Committee meeting to the Directors. Directors should review these materials in advance of the meeting when reasonably practicable.  Chairman and Chair of the committee are expected to spend additional time working with internal counterparts or external experts in their areas.

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Director Compensation: The form and amount of Director Compensation will be reviewed periodically, but at least annually, by the Compensation Committee, which shall make recommendations to the Board based on such review. The Board shall retain the ultimate authority to determine the form and amount of Director Compensation.

•	Executive Officer Compensation The Company's executive officers shall not receive additional compensation for their service as directors.

Neah Power Systems - Board Compensation	pg 2 of 2

Independent Directors – Other Fees On an as needed basis as determined by the CEO, or Chairman of Board/Committee,  an independent Director may receive consulting, advisory or other compensatory fees from the Company to the extent that the receipt of such fees would not  result in disqualifying the director as a "independent" director in accordance with the applicable provisions of the Securities Exchange Act of 1934, the rules promulgated there under and the applicable rules of The Nasdaq National Market.   The Compensation committee shall periodically review and set the limit of such compensation both in total and in rate.

Independent directors – other Relationships To the extent practicable or required by applicable rule or regulation, Independent directors who are affiliated with the Company's service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation to assure directors meet “independent” test.

Schedule A – Board Compensation – 2008 – 2009 NPS Board	pg 1 of 2

1)	Retainer - a yearly retainer will be paid to all board members who are not employees of the company All partial service will be prorated to time.
a.	Returning Board Members Annual Retainer = $25,000
b.	Supplement Payments
i.	New Directors First Time = $ 5,000
ii.	Chairman of the Board = $10,000

2)
Specific Service/Meeting Fees  - a quarterly cash payment will be made to all board members serving as Chairs.  Member will be paid at 50% of the rate of the Chair for respective committee participation.  All partial service will be prorated.

a.	For 2008/2009 Service Period (Cash/Equity Award)
i.	Chairman of the Board $ 15,000
ii.	Chair - Financial/Audit $ 10,000
iii.	Chair – Compensation $ 6,000
iv.	Chair – Governance $ 1,500

3)
Attendance/No Activity  -  All payments cash and equity are to be adjusted by overall attendance of the board member for that quarter (board+committee).  Recording Secretary of the Board will supply the attendance to the Compensation Committee for calculation of quarterly payment/award.   If a committee had no activity for a specific quarter, there will be no payment for said quarter, however the total outstanding payment for service will be redistributed over the remaining quarters.

i.	> 80% - 100% of Fee
ii.	> 65% - 80% of Fee
iii.	> 50% 50% of Fee

Schedule A – Board Compensation – 2008 – 2009 NPS Board	pg 2 of 2

Established Limit of Other Compensory Fees

1.	Total Fees for Independent Director the Service Year - $90,000 (90% of threshold as required to assure independent directors do not exceed allowance set by NASDAQ)

2.
Travel Fees/Expenses -   directors will be compensated at the rate of $30/hr with a maximum per day rate of $100/day for travel time required for the sole purpose of doing Board/Company business.  Travel constitutes more than 60 miles from your normal place of work.

3.	Expenses - managed per current policy of the business.

4.	Daily Fees - directors will be compensated at the rate of $ 100/hr with a maximum per 24 hr period of $850/day.

5.	Directors will invoice the company for services & expenses and will be paid with the next scheduled payroll of the company. CEO or COB will approve all payments.

Administration

The  Compensation Guidelines shall be administered and interpreted by the Compensation Committee of the Board, who retains the right to make modifications to the guidelines.  They are also responsible to review all public documents and disclosures relative to Director compensation.

Director Ownership Guidelines	pg 1 of 4

Purpose/Participation The purpose of these Director and Ownership Guidelines ("Ownership Guidelines") is to further Neah Power System goal of increasing shareholder value and to further align the interests of directors and key executives with the interests of shareholders. Neah Power Ownership Guidelines apply to the following persons: Directors,

Determination of Stock Ownership Goals  The stock ownership goal for each person subject to the Ownership Guidelines is determined on an individual basis, first in dollars as a multiple of the director's annual cash retainer or the executive's base salary, and then by converting such amount to a fixed number of shares. Ownership goals are established for each category as follows: First, determine the dollar goal of the Ownership Guidelines by applying the following multiples to the individual's retainer or base salary
➢	1.5x for Non Executive Directors
A director's retainer includes the annual retainer fees (currently paid quarterly) and the annual restricted stock grant, but will not include chairperson fees or board or committee attendance fees.  Executives will use base salary and restricted stock grants. For purposes of the calculation above, the value of the restricted stock shall be measured as of the date of grant using the closing price on the NPS stock on such date.

Effective Date For directors and executives in office as of January 1, 2009, the effective date of these Ownership Guidelines will be January 1, 2009.  The stock ownership goal under the Ownership Guidelines for persons assuming a director or executive level position after January 1, 2009 will be determined using their retainers or base salaries as of the date they become subject to the Ownership Guidelines and using NPS average closing common stock price for the 60 trading days prior to such date.

Once established, a person's stock ownership goal will not change because of changes in his or her retainer or base salary or fluctuations in First Industrial's common stock price.  An individual's stock ownership goal will only be re-established upon a change to a different executive position, a reduction in base salary, hardship as defined in this policy, or a modification to this agreement by the full Board of Directors.

Director Ownership Guidelines	pg 2 of 4

Counting Shares Owned  Only shares of NPS common stock that are owned in the following forms will be considered in determining whether an individual's stock ownership goal has been achieved:
➢	Shares owned directly by the individual or his or her immediate family members residing in the same household;
➢	Shares held in an individual's IRA accounts; Shares held by an individual in First Industrial's 401 (k) plan;
➢	Shares owned by an individual under any First Industrial sponsored restricted stock or similar type plan, including any performance based share plan, regardless of restrictions or risk of forfeiture;
➢	Shares held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household;
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Shares owned by a partnership, limited liability company or other entity to the extent of the individual's interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares power to vote or dispose of the shares.

Share equivalents shall not include any amounts attributable to outstanding stock options.

Attainment Period In general, individuals will have a three year period to attain their stock ownership goals. Directors and executives subject to the Ownership Guidelines as of January 1, 2009 are required to achieve their goal by January 1, 2012. If an individual's stock ownership goal increases because of a change in position, a new three-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.  Executives and Directors must make a minimum yearly contribution equal to 10% of their basis of calculation if they have not met the total requirement. New Director must apply 25% of new director retainer fees to additional stock ownership within the first year.

Director Ownership Guidelines	pg 3 of 4

Stock Retention Requirements  Subject to the further restriction below, the following restrictions will apply during any time-period during which the individual's stock ownership goal has not been achieved, including during the 3-year period to attain compliance with the Ownership Guidelines:

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The individual will be required to retain at least 60% of "Net Shares" delivered through NPS  director or executive compensation plans. "Net Shares" are defined to include NPS common stock or preferred shares, and include those shares that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes and the exercise price of stock options.

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Shares that are owned by an individual on the date that he or she becomes subject to the Ownership Guidelines may be disposed of only for one or more of the "exclusion" purposes set forth below and only upon compliance with the procedures set forth therein.

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If an individual's stock ownership goal under the Ownership Guidelines is not attained by the end of the specified period, the retention requirement applicable to that individual shall be increased to 100%.

Once an individual achieves his or her stock ownership goal, the retention restrictions no longer will apply unless a disposition would cause the individual's stock ownership to fall below his or her goal. The retention requirements above shall be the sole consequence of any failure to attain or to maintain any stock ownership goal under.

Exclusions During any period in which an individual's stock ownership goal is not met, share dispositions will be permitted only for the following reasons:
➢	Estate planning;
➢	Gifts to charity;
➢	Post-secondary education funding; Funding primary residence, medical

To be excluded from the retention requirement for any of these purposes an individual must submit a written request for exclusion to the the Chairperson of the Board’s Compensation Committee, detailing the reasons for the disposition, a description of the stock transaction for which the exclusion is being requested, the number of shares that will be sold, and a comparison of the individual's share ownership to the required amount before and after the disposition. The Chairperson of the Board’s Compensation Committee will review the request and will make the final decision. Any such exclusion permitted shall be deemed to be consistent with these Ownership Guidelines and shall not be deemed a waiver

Director Ownership Guidelines	pg 4 of 4

Hardship   There may be rare instances in which compliance with the Ownership Guidelines would place a severe hardship on an individual or would prevent an individual from complying with a court order, such as in the case of a divorce settlement. In these instances, the individual must submit a request in writing to the Chairperson of the Board’s Compensation Committee, that summarizes the circumstances and describes the extent to which an exemption from the Ownership Guidelines is being requested.  The Chairperson of the Board’s Compensation Committee will review the request with the Chief Executive Officer (or the Chairman of the  Corporate Governance Committee in the case of a request by the Chairman or Chief Executive Officer) and will make the final decision. If the request is granted in whole or in part, the Chairperson of the Board’s Compensation Committee will, in consultation with the individual, develop an alternative stock ownership plan that reflects both the intention of these Ownership Guidelines and the individual's particular circumstances. Any such granted request and alternative stock ownership plan shall be deemed to be consistent with these Ownership Guidelines and shall not be deemed a waiver.

Administration  The Ownership Guidelines shall be administered and interpreted by the Compensation Committee of the Board, who retains the right to make modifications to the guidelines.  They are also responsible to review all public documents and disclosures relative to stock ownership.